Exhibit 99.8

# Premium Resources High Impact Six Month Strategy Including Deep Drilling at Selebi

Toronto, Ontario--(Newsfile Corp. - April 10, 2025) - **Premium Resources Ltd. (TSXV: PREM) (OTC Pink: PRMLF) ("PREM" or the "Company")** is pleased to announce an exciting new strategic direction aimed at rapidly demonstrating the size potential of the Selebi North and Selebi Main deposits (together the "**Selebi Mine**"). The Company will aggressively execute a carefully designed exploration drilling program at the Selebi Mine while concurrently finalizing metallurgical work to identify the optimal mineral processing method for future production. In addition, the Company will advance the Selkirk Mine through low-cost initiatives and evaluate strategic opportunities to enhance its value.

**Over the next six months, we will focus on the following key strategies:**

**Exploration and Development**

- **Selebi Main Surface Drilling Program to Target a Potential 3rd Horizon -** The Company has commenced a surface exploration drill program, initially by extending historic drill holes, to target a large Borehole Electromagnetic ("**BHEM**") plate that could represent a new mineralized horizon 150 metres beneath the Selebi Main resource.
- **Hinge Drilling Between Selebi Mine Deposits -** Surface drilling program targeting BHEM plates in the untested 2 kilometre long area between the Selebi North and Selebi Main deposits referred to as the hinge. These BHEM targets are situated down-dip and down-plunge of the Selebi Main resource and potentially represent additional mineralization between the two deposits.
- **Selebi North Underground Resource Expansion Drilling -** Exploring along strike, down-dip and down-plunge of the Mineral Resource Estimate ("**MRE**") footprint. Targeting resource expansion and focus on areas with strong BHEM response from the N3, N2 and South Limbs.
- **Selebi Mine Underground Development -** Development of a dual-purpose exploration drift from Selebi North is set to commence soon. This will permit both in-fill drilling and exploration drilling at Selebi North and Selebi Main.
- **Selkirk -** Surface drilling program for resource expansion and metallurgical flowsheet development. The drill core from this program will also be used for preliminary XRT pre concentration testing. The Company will also continue a resampling program of historic drill core that will target both resource expansion and reclassification in an updated MRE.

**Advancing Project Economics**

- **Metallurgical sampling and testing** - Selebi flotation studies ongoing.
- **Evaluating XRT ("X-ray Transmission") ore sorting** - potential to have significant impact on waste rock removal which in turn positively impacts the head feed grade to the concentrate flowsheet, with potential application at both Selebi and Selkirk.
- **Evaluating IDEON Technologies Inc.** - for applying Muon Tomography to create 3D density maps of subsurface mineralization at Selebi and Selkirk.

**Morgan Lekstrom, CEO of Premium Resources commented:** "We are embarking on an accelerated growth curve that will not only highlight the scale of Selebi and the significance of the hinge zone but also address key metallurgical questions. The Company is taking a very methodical approach to demonstrating resource potential while actively advancing on strategic initiatives that will position

PREM as a significant player in the critical metals space. Each strategic initiative will be supported by dedicated updates to ensure stakeholders are consistently informed of our progress. The high-grade nature of Selebi, its substantial size, our upcoming drilling and the planned metallurgical work are all critical coinciding steps in the larger vision of potentially building a world class, generational critical metals project."

**Exploration Drilling Selebi Mine**

The Company has outlined a multi-faceted exploration strategy aimed at expanding the mineral resource potential at the Selebi Mine (see figure 1). One drill is active on surface at Selebi Main and one drill is active underground at Selebi North. Three additional drills will be mobilized to support the hinge drilling program.

The **Selebi North Underground Resource Expansion Drilling** will include one drill targeting the BHEM plates located down-dip, and down-plunge from the N3, N2, and South Limbs. The Company initially intends to drill approximately 2,525 metres in 4 holes over a period of 6 to 8 weeks and will continue drilling through the remainder of the year (see figure 2).

Additionally, the Company has implemented a surface drilling program at **Selebi Main** to investigate the potential of a third parallel mineralized horizon beneath the two known zones. This program will consist of 200 metre extensions of three previously drilled drill holes and will target a large BHEM plate identified approximately 150 metres below the current Selebi Main resource. If successful, this program could lead to the discovery of a new mineralized horizon, which could significantly enhance the project's resource base. The Company intends to drill approximately 765 metres in 3 hole extensions over a period of 6 weeks (see figure 3).

Lastly, the **Hinge Drilling Between Selebi Mine Deposits** offers a strategic opportunity for substantial resource expansion. Drilling will target large BHEM plates located off the Selebi Main mine horizon and toward the Selebi North deposit. The Company intends to pre-collar the holes to a depth of up to 1200 metres and bring in a more powerful drill to extend these holes to final target depths. These holes will target a series of previously untested BHEM plates located down-plunge and down-dip of the Selebi Main resource. Drilling will consist of approximately 12,500 metres in 6 holes over an estimated period of 7 months (see figure 4).

At Selebi North, the Company will continue to report on the remaining outstanding assays from the 2023-2024 in-fill drill program. Results from a total of 33,963 metres over 80 holes were not included in the MRE with an effective date of June 30, 2024. Supplementary infill drilling has been strategically moved into later work programs.

**Underground Development**

Our in-house development crew is supporting the underground drill program at Selebi North through the development of an exploration drift and drill bays.

**Selkirk Exploration Plan**

At Selkirk, the ongoing re-sampling program will support an updated MRE through systematic analyses of Platinum Group Elements ("**PGE**") to augment the patchwork of PGE analyses in the historic database. Drilling will also support an updated MRE through twinning of historic holes and in-filling of identified gaps. Drilling of HQ sized holes will facilitate the collection of metallurgical samples for flowsheet development and XRT ore sorting (see figure 5).

**IDEON Technologies Inc.**

PREM is evaluating the application of Muon Tomography for subsurface mapping of density contrasts that could represent areas of additional mineralization at both Selebi and Selkirk Mines.

**Qualified Person**

The scientific and technical content of this news release has been reviewed and approved by Sharon Taylor, Vice President Exploration of the Company, who is a "qualified person" for the purposes of National Instrument 43-101.

**About Premium Resources Ltd.**

PREM is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

**For further information about Premium Resources Ltd., please contact:**

Morgan Lekstrom
CEO and Director
morganl@premiumresources.com

Jaclyn Ruptash
V.P., Communications and Investor Relations
+1 (604) 770-4334
jaclyn@premiumresources.com

**Cautionary Note Regarding Forward-Looking Statements**

*This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation based on expectations, estimates and projections as at the date of this news release. Forward-Looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward-looking information includes, but is not limited to: proposed drilling at the Selebi Mine and the Selkirk Mine (the "**Mines**"); the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Mines as currently contemplated; the ability of exploration activities (including drill results) to accurately predict and demonstrate the size of mineralization and identify new mineralized horizons; management's belief that the Selebi Main and Selebi North deposits may be connected at depth; the anticipated results of proposed metallurgical work, including the identification of optimal mineral processing methods; the proposed development of a dual-purpose exploration drift from Selebi North and the timing thereof; the potential of XRT ore sorting to have a significant impact on waste rock removal and the potential application of XRT at the Mines; the ability of the Company to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Mines as currently contemplated; the ability of the Company to define additional or upgrade the existing MREs on the Mines in accordance with National Instrument 43-101; the productivity rates for underground drilling at the Mines; the effective targeting activities proposed by the Company; the ability and timing of advancing the underground drilling program at the Mine as contemplated (if at all); the relationships between, and continuity of, the various deposits (if any); the benefits of the Company's approach to exploration; management's belief that historical drill results could be indicative of the presence of mineralization on the deposits; the anticipated benefits of the Company's approach to the resource development plan; and the Company's advancement on strategic initiatives.*

*These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that*

*could cause actual results to differ materially from such forward-looking information include, but are not limited to, capital and operating costs varying significantly from estimates; the preliminary nature of metallurgical test results; the ability of exploration results to predict mineralization, prefeasibility or the feasibility of mine production; operational delays in the completion of the proposed exploration and metallurgical programs described in this news release; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; the risk that the Company will not be able to advance on strategic initiatives; changes in equity markets; inflation; fluctuations in commodity prices; delays in the development of projects; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company's public disclosure record on SEDAR+ ([www.sedarplus.ca](http://www.sedarplus.ca)) under the Company's issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.*

***Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.***

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NI 43-101 Resources
2024 Indicated
2024 Inferred
Geophysical Models
Modeled conductive mineralization
2025 Planned Surface and Underground Drilling
Drill Hole Trace
Selebi North Underground Expansion Drilling
Selebi Surface Hinge Drilling
Selebi Main Surface Third BHEM Plate Drilling
2024 Upper Zone Inferred Resources
2024 Selebi North Indicated Resources
2024 Selebi North Inferred Resources

**Figure One:** Selebi Mine Comprehensive Planned Exploration Drilling

To view an enhanced version of this graphic, please visit:
https://images.newsfilecorp.com/files/7759/248055_edeb7e7724d248ff_002full.jpg


SELEBI NORTH
Shaft #4
UNDERGROUND
DEVELOPMENT
810m EXPLORATION DRIFT
SNUG-24-114
SNUG-24-102
SNUG-24-144: Down-dip of N2
14.40m of 3.99% CuEq or 1.94% NiEq
Planned: SNUG-25
Planned: SNUG-25
SNUG-25-184
Planned: SNUG-25
SNUG-24-096-W1
SNUG-24-172: South Limb
14.20m of 5.14% CuEq or 2.49% NiEq
Resources
2024 Indicated
2024 Inferred
Geophysical Models
Modeled conductive mineralization
Drill Hole Traces
Selebi North Proposed Exploration Drilling
Premium Resources Ltd. Completed

**Figure Two:** Selebi North Deposit Planned Exploration Drilling

To view an enhanced version of this graphic, please visit:
https://images.newsfilecorp.com/files/7759/248055_edeb7e7724d248ff_003full.jpg


SELEBI NORTH
Shaft #4
SELEBI MAIN
Shaft #2
Resources
2024 Indicated
2024 Inferred
Geophysical Models
Modeled conductive mineralization
Drill Hole Traces
Selebi Main Planned Surface Drill Trace
Drill Trace
SMD-22-008a
sd129b
sd145
UNDERGROUND
DEVELOPMENT
2024 Selebi Main
Inferred Resources
Third Conductive Horizon
1260m x 785m
BHEM 699 Siemen Conductance
310m
541m
TESTING OF THIRD BHEM PLATE BENEATH SELEBI MAIN RESOURCE

**Figure Three:** Selebi Main Deposit Planned Exploration Drilling

To view an enhanced version of this graphic, please visit:
https://images.newsfilecorp.com/files/7759/248055_edeb7e7724d248ff_004full.jpg


Resources
2024 Indicated
2024 Inferred
Geophysical Models
Modeled conductive mineralization
Drill Hole Traces
Selebi Planned Surface Hinge Drill Trace
Drill Trace
HINGE-25-005
HINGE-25-004
HINGE-25-003
HINGE-25-006
HINGE-25-002
HINGE-25-001
UNDERGROUND DEVELOPMENT
UNDERGROUND DEVELOPMENT
2024 Selebi Main Inferred Resources
SMD-22-006a-W2
(upper interval): 9.80m of 1.74% Cu, 0.97% Ni
including: 6.80m of 2.35% Cu, 1.28% Ni
(lower interval): 4.65m of 1.24% Cu, 1.10% Ni
385m
385m
360m
380m

**Figure Four:** Hinge Zone Planned Exploration Drilling

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https://images.newsfilecorp.com/files/7759/248055_edeb7e7724d248ff_005full.jpg


UNDERGROUND DEVELOPMENT
OPEN PIT SHELL
2024 Selkirk Inferred Resources
Selkirk Deposit
NI 43-101 2024 Inferred Mineral Resource Estimate
Underground workings & mining stopes
Conceptualized Open Pit Shell
Premium Resources Ltd. 2025 Planned Surface Drilling

**Figure Five:** Selkirk Planned Program

To view an enhanced version of this graphic, please visit:
https://images.newsfilecorp.com/files/7759/248055_edeb7e7724d248ff_006full.jpg

PREMIUM RESOURCES LTD. | principled mining

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